Exhibit 2

                        ADMINISTRATIVE SERVICES AGREEMENT

      This ADMINISTRATIVE SERVICES AGREEMENT, dated as of June 30, 1999 (as from time to time amended, supplemented or otherwise modified and in effect, this "Agreement"), is by and between NationsBank, N.A., as trustee of Amadeo Trust (the "Trustee"), and U.S. Bank National Association, as administrative agent (the "Administrative Agent").

      WHEREAS, the Trustee is a party to the Trust Indenture and Agreement dated as of June 30, 1999 between Amadeo, Inc. as Depositor, and NationsBank, N.A., as Trustee (the "Trust Agreement");

      WHEREAS, the Trustee desires to have the Administrative Agent perform certain duties of the Trustee under the Trust Agreement and to provide such additional services consistent with the terms of this Agreement and the Trust Agreement as the Trustee may from time to time request; and

      WHEREAS, the Administrative Agent has the capacity to provide the services required hereby and is willing to perform such services for the Trustee on the terms set forth herein;

      NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

      Section 1. DEFINITIONS AND USAGE. Except as otherwise specified herein or as the context may otherwise require, capitalized terms used but not otherwise defined herein are defined in the Trust Agreement, which also contain rules as to usage that shall be applicable herein.

      Section 2.  DUTIES OF THE ADMINISTRATIVE AGENT.

      (a) The Administrative Agent shall take such actions as are required to be taken by the Trustee with respect to the following matters under the Trust Agreement (references are to sections of the Trust Agreement):

            (i) obtain the pricing of the Notes and the Class B Certificates, calculating the market value of the Notes and Class B Certificates on the basis of such pricing and furnishing such information (showing the calculations therefor in reasonable detail) to the Trustee (Section 4.01);

            (ii) the holding of the Securities in the Trust as custodian (Section 2.01);

            (iii) the holding of the Interest Account and the Principal Account and the investment of funds therein in interim investments (Sections 3.02 and 3.03);

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            (iv) the furnishing of prompt written notice to the Depositor of all amounts credited to or withdrawn from the Principal Account and the balance in such account after giving effect to such credit or withdrawal (Section 3.03);

            (v) the making of distributions to the Registrar and Paying Agent (Section 3.04); and

            (vi) the calculation of the amount to be distributed from the Interest Account and the Principal Account per Unit of the Trust, and the furnishing of such information to the Registrar and Paying Agent (Section 3.05).

      (b) The Administrative Agent, as co-paying agent with the Registrar and Paying Agent, shall retain, with respect to distributions pursuant to Section
3.04 of the Trust Agreement, the portion thereof due to Amadeo, Inc. and pay such amounts directly to Amadeo, Inc. on the applicable Distribution Date. Amounts distributed to Amadeo, Inc. shall be paid by wire transfer to the following account:

                Amadeo Inc.
                DDA account number  000659795264
                ABA number  053000196
                Bank NationsBank, N.A.
                City   Charlotte
                State  North Carolina

or such other account identified in a notice from the Trustee to the Administrative Agent. The contact person at the Registrar and Paying agent is

                Chase Mellon
                Sharon Magidson
                Tel:  415-743-1422
                Fax:  415-989-5241

or such other person identified by the Trustee in a notice to the Administrative Agent.

      (c) In carrying out the foregoing duties or any of its other obligations under this Agreement, the Administrative Agent may enter into transactions or otherwise deal with any of its Affiliates; provided, however, that the terms of any such transactions or dealings shall be in accordance with any directions received from the Trustee and shall be, in the Administrative Agent's opinion, as applicable, no less favorable to the Trust than would be available from unaffiliated parties.

      Section 3. DUTY OF TRUSTEE, FEE. The Trustee hereby informs the Administrative Agent that the initial number of Units is 9,000,000, of which 9,000,000 are owned by Amadeo Inc. The Trustee shall promptly inform the Administrative Agent of any decrease in the number of Units and the number of


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Units owned by Amadeo Inc. The Trustee will pay the Administrative Agent the fee set forth in a separate side letter.

      Section 4. RECORDS. The Administrative Agent shall maintain appropriate books of account and records relating to services performed hereunder, which books of account and records shall be accessible for inspection by the Trustee and any Unitholder at any time during normal business hours.

      Section 5. PROTECTIONS OF ADMINISTRATIVE AGENT. With respect to its duties hereunder, the Administrative Agent shall be entitled to the same protections afforded the Indenture Trustee under the Indenture dated as of June 1, 1999 between Bank of America Auto Owner Trust 1999-A and U.S. Bank National Association, as Indenture Trustee.

      Section 6. ADDITIONAL INFORMATION TO BE FURNISHED TO THE TRUSTEE. The Administrative Agent shall furnish to the Trustee from time to time such additional information regarding the assets of the Trust and within the Administrative Agent's knowledge as the Trustee shall reasonably request.

      Section 7. INDEPENDENCE OF THE ADMINISTRATIVE AGENT. For all purposes of this Agreement, the Administrative Agent shall be an independent contractor and shall not be subject to the supervision of the Trustee with respect to the manner in which it accomplishes the performance of its obligations hereunder. Unless expressly authorized by the Trustee, the Administrative Agent shall have no authority to act for or represent the Trust or the Trustee in any way and shall not otherwise be deemed an agent of the Trust or the Trustee.

      Section 8. NO JOINT VENTURE. Nothing contained in this Agreement, with respect to the Administrative Agent, the Trust or the Trustee (i) shall confer on any of them status as members of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, (ii) shall be construed to impose any liability as such on any of them or (iii) shall be deemed to confer on any of them any express, implied or apparent authority to incur any obligation or liability on behalf of the others.

      Section 9. OTHER ACTIVITIES OF ADMINISTRATIVE AGENT. Nothing herein shall prevent any of the Administrative Agent or its Affiliates from engaging in other businesses or, in its sole discretion, from acting in a similar capacity as an Administrative Agent for any other person or entity even though such person or entity may engage in business activities similar to those of the Trust or the Trustee.

      Section 10. TERM OF AGREEMENT; RESIGNATION AND REMOVAL OF ADMINISTRATIVE AGENT.

      (a) This Agreement shall continue in force until the dissolution of the Trust, upon which event this Agreement shall automatically terminate.


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      (b) Subject to paragraph (e) of this Section 10, the Administrative Agent may resign its duties hereunder by providing the Trustee with at least sixty
(60) days' prior written notice. If a successor Administrative Agent does not take office within sixty (60) days after the retiring Administrative Agent resigns or is removed, the retiring Administrative Agent may petition any court of competent jurisdiction for the appointment of a successor Administrative Agent.

      (c) Subject to paragraph (e) of this Section 10, the Trustee may remove the Administrative Agent without cause by providing the Administrative Agent with at least sixty (60) days' prior written notice.

      (d) Subject to paragraph (e) of this Section 10, at the sole option of the Trustee, the Administrative Agent may be removed immediately upon written notice of termination from the Trustee to the Administrative Agent if any of the following events shall occur:

            (i) the Administrative Agent shall default in the performance of any of its duties under this Agreement and, after receiving notice of such default, shall not cure such default within ten (10) days (or, if such default cannot be cured in such time, shall not give, within ten (10) days, such assurance of cure as shall be reasonably satisfactory to the Trustee);

            (ii) the entry of a decree or order by a court or agency or supervisory authority of competent jurisdiction for the appointment of a conservator, receiver, liquidator or trustee for the Administrative Agent in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities, or similar proceedings, or for the winding up or liquidation of its affairs, and any such decree or order continues unstayed and in effect for a period of sixty (60) consecutive days; or

            (iii) the consent by the Administrative Agent to the appointment of a conservator, receiver, liquidator or trustee or similar official in any insolvency, readjustment of debt, marshalling of assets and liabilities, or similar proceedings of or relating to the Administrative Agent or relating to substantially all of its property, the admission in writing by the Administrative Agent of its inability to pay its debts generally as they become due, the filing by the Administrative Agent of a petition to take advantage of any applicable insolvency or reorganization statute, the making by the Administrative Agent of an assignment for the benefit of its creditors or the voluntary suspension by the Administrative Agent of payment of its obligations.

      The Administrative Agent agrees that if any of the events specified in clause (ii) or (iii) of this Section 9(d) shall occur, it shall give written notice thereof to the Trustee within seven (7) days after the happening of such event.

      (e) No resignation or removal of the Administrative Agent pursuant to this
Section 10 shall be effective until (i) a successor Administrative Agent shall have been appointed by the Trustee and (ii) such successor Administrative Agent


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shall have agreed in writing to be bound by the terms of this Agreement in the same manner as the Administrative Agent is bound hereunder.

      Section 11. ACTION UPON TERMINATION, RESIGNATION OR REMOVAL. Promptly upon the effective date of termination of this Agreement pursuant to Section 10(a) or the resignation or removal of the Administrative Agent pursuant to Section 10(b) or 10(c), respectively, the Administrative Agent shall be entitled to be paid all fees and reimbursable expenses accruing to it to the date of such termination, resignation or removal. The Administrative Agent shall forthwith upon such termination pursuant to Section 10(a) deliver to the Trustee all property and documents of or relating to the Trust then in the custody of the Administrative Agent (including, without limitation, the Securities). In the event of the resignation or removal of the Administrative Agent pursuant to
Section 10(b) or 10(c), respectively, the Administrative Agent shall cooperate with the Trustee and take all reasonable steps requested to assist the Trustee in making an orderly transfer of the duties of the Administrative Agent.

      Section 12. NOTICES. Any notice, report or other communication given hereunder shall be in writing and addressed as follows:

      (a) If to the Trustee, to:

           NationsBank, N.A.
           100 North Tryon Street
           NC1-007-19-02
           Charlotte, North Carolina  28255
           Attention:  Debbie Lovelett
           Telephone:  (704) 386-7763
           Telecopy:  (704) 388-9049

      (b) If to the Administrative Agent, to:

           U.S. Bank National Association
           180 E. 5th Street
           SPFT 0210
           St. Paul, MN  55101
           Attention:  Amadeo Trust
           Telephone:  (651) 244-0727
           Telecopy:  (651) 244-0089

or to such other address as any party shall have provided to the other parties in writing. Any notice required to be in writing hereunder shall be deemed given if such notice is mailed by certified mail, postage prepaid, or hand-delivered to the address of such party as provided above.


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      Section 13. AMENDMENTS. This Agreement may be amended from time to time by a written amendment duly executed and delivered by the parties hereto; provided, that such amendment will not materially and adversely affect the interests of any Unitholder.

      Section 14. SUCCESSORS AND ASSIGNS. This Agreement may not be assigned by the Administrative Agent unless such assignment is previously consented to in writing by the Trustee. An assignment with such consent and satisfaction, if accepted by the assignee, shall bind the assignee hereunder in the same manner as the Administrative Agent is bound hereunder. Notwithstanding the foregoing, this Agreement may be assigned by the Administrative Agent without the consent of the Trustee to a corporation or other organization that is a successor (by merger, consolidation or purchase of assets) to the Administrative Agent; provided that such successor organization executes and delivers to the Trustee an agreement in which such corporation or other organization agrees to be bound hereunder by the terms of said assignment in the same manner as the Administrative Agent is bound hereunder. Subject to the foregoing, this Agreement shall bind any successors or assigns of the parties hereto.

      Section 15. GOVERNING LAW. This agreement shall be construed in accordance with the laws of the State of New York, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

      Section 16. HEADINGS. The Section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

      Section 17. COUNTERPARTS. This Agreement may be executed in counterparts, each of which when so executed shall be an original, but all of which together shall constitute but one and the same agreement.

      Section 18. SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      Section 19. NOT APPLICABLE TO NATIONSBANK, N.A. IN OTHER CAPACITIES. Nothing in this Agreement shall affect any right or obligation NationsBank, N.A. may have in any other capacity.

      Section 20.  LIMITATION OF LIABILITY OF TRUSTEE.

      Notwithstanding anything contained herein to the contrary, this instrument has been countersigned by NationsBank, N.A. not in its individual capacity but solely in its capacity as Trustee of the Trust and in no event shall NationsBank, N.A. in its individual capacity or any Unitholder have any


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liability for the representations, warranties, covenants, agreements or other obligations of the Trustee hereunder, as to all of which recourse shall be had solely to the assets of the Trust.

      Section 21. NONPETITION COVENANTS. Notwithstanding any prior termination of this Agreement, the Administrative Agent and the Trustee shall not, prior to the date which is one year and one day after the termination of this Agreement, acquiesce, petition or otherwise invoke or cause the Trust to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against the Trust under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Trust or any substantial part of its property, or ordering the winding up or liquidation of the affairs of the Trust.




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      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                               NATIONSBANK, N.A.,
                                   not in its individual capacity but solely as Trustee




                               By: /s/ Suzanne Castleberry
                                   -------------------------------------
                                   Name: Suzanne Castleberry
                                   Title:  Vice President

                               U.S. BANK NATIONAL ASSOCIATION,
                                   as Administrative Agent




                               By: /s/ Eve Kaplan
                                   ---------------------------------------
                                   Name: Eve Kaplan
                                   Title:  Vice President










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